Exhibit 99.1

AMERICREDIT REPORTS FIRST QUARTER OPERATING RESULTS

■1st quarter earnings of $0.43 per share

■Loan originations increased to $1.085 billion

■Cash balance increased to $526 million

FORT WORTH, TEXAS October 21, 2004 – AMERICREDIT CORP. (NYSE: ACF) today announced net income of $68.8 million, or $0.43 per share, for its fiscal first quarter ended September 30, 2004. AmeriCredit reported net income of $33.3 million, or $0.21 per share, for the same period a year earlier.

Automobile loan purchases increased to $1.085 billion for the first quarter of fiscal year 2005, compared to $745.1 million in the September 2003 quarter. Managed auto receivables totaled $11.468 billion at September 30, 2004.

Annualized net charge-offs totaled 6.3% of average managed auto receivables for the September 2004 quarter compared to 7.6% for the September 2003 quarter. Managed auto receivables 31-to-60 days delinquent were 6.6% of the portfolio at September 30, 2004, compared to 7.6% at September 30, 2003. Accounts more than 60 days delinquent were 2.7% of the portfolio at September 30, 2004, compared to 2.9% at September 30, 2003.

Unrestricted cash totaled $526.3 million at September 30, 2004, up $104.8 million from June 30, 2004. During the quarter, the Company purchased $67.8 million of common stock, which completed the Company’s April 2004 $100 million stock repurchase plan. The Company has not made any purchases under the additional $100 million share repurchase plan authorized in August. Shareholders’ equity increased to $2.148 billion at September 30, 2004, resulting in a managed assets-to-equity ratio of 5.3 at September 30, 2004.

“We have started fiscal year 2005 on a solid note,” said AmeriCredit Chairman and CEO Clifton Morris. “Our loan volume is on track, credit losses – while seasonally higher – have improved significantly from last year, our margins are very strong, and we are close to receiving monthly cash distributions from our old FSA-insured portfolio.”

Regulation FD

Pursuant to Regulation FD, the Company provides its expectations regarding future business trends to the public via a press release or 8-K filing. The Company anticipates some risks and uncertainties with its business. The forecasts for fiscal year 2005 incorporate, but are not limited to, the following assumptions:

•	New loan volume of $4.5 to $5 billion — consistent with planned growth in loan volume of 10 to 15 percent annually over time;
•	Net interest margins on the managed portfolio of 12.5 to 13 percent;
•	Operating expenses of 2.5 to 3 percent of the managed portfolio;
•	Managed portfolio-level credit losses to average between 5.5 and 6.5 percent overall for fiscal year 2005, but varying seasonally by quarter; and
•	Implementation of Statement of Position 03-3 on July 1, 2004, regarding dealer acquisition fees.

Additionally, an earnings per share forecast is provided which assumes conversion of AmeriCredit’s $200 million contingent convertible notes into 10.7 million shares of common stock for diluted weighted average share purposes as required by EITF Issue No. 04-8. This assumption, which is effective beginning with the December 2004 quarter, will result in the Company’s contingent convertible notes being treated as convertible securities and included in the diluted earnings per share calculation using the if-converted method. EITF Issue No. 04-8 does not affect net income, but will lower fiscal year 2005 earnings per share by approximately $0.08. Including the impact of EITF Issue No. 04-8, fiscal first quarter net income would remain at $68.8 million while earnings per share would be $0.41.

Net income and EPS forecasts

12 mos. ending 6/30/05
Net income ($ millions)	$ 230—$ 250
Earnings per share	$1.44—$1.56
Earnings per share after implementation of EITF 04-8	$1.36—$1.48

AmeriCredit will host a conference call for analysts and investors today at 5:30 P.M. Eastern Daylight Time. For a live Internet broadcast of this conference call, please go to the Company’s web site to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About AmeriCredit

AmeriCredit Corp. is a leading independent auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has approximately one million customers and over $11 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2004. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

AmeriCredit Corp.

Consolidated Income Statements

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,
	2004	2003
Revenue:
Finance charge income	$269,928	$211,772
Servicing income	59,357	68,992
Other income	10,671	7,481

	339,956	288,245

Costs and expenses:
Operating expenses	74,001	80,984
Provision for loan losses	98,716	64,243
Interest expense	57,516	88,744
Restructuring charges	506	739

	230,739	234,710

Income before income taxes	109,217	53,535

Income tax provision	40,410	20,210

Net income	$68,807	$33,325

Earnings per share:
Basic	$0.44	$0.21

Diluted	$0.43	$0.21

Weighted average shares	155,611,880	156,467,588

Weighted average shares and assumed incremental shares	159,601,471	156,844,007

Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	September 30, 2004	June 30, 2004	September 30, 2003
Cash and cash equivalents	$526,273	$421,450	$357,985
Finance receivables, net	6,738,828	6,363,869	5,404,569
Interest-only receivables from Trusts	89,878	110,952	214,949
Investments in Trust receivables	456,372	528,345	684,144
Restricted cash – gain on sale Trusts	422,014	423,025	383,557
Restricted cash – securitization notes payable	516,844	482,724	272,468
Restricted cash – warehouse credit facilities	507,476	209,875	327,376
Property and equipment, net	97,871	101,424	117,681
Deferred income tax asset	7,202	—	—
Other assets	147,599	182,915	236,742

Total assets	$9,510,357	$8,824,579	$7,999,471

Warehouse credit facilities	$1,021,532	$500,000	$1,373,616
Securitization notes payable	5,733,778	5,598,732	3,848,446
Senior notes	166,499	166,414	370,634
Convertible debt	200,000	200,000	—
Other notes payable	18,452	21,442	31,941
Funding payable	41,736	37,273	122,053
Accrued taxes and expenses	165,249	159,798	158,371
Derivative financial instruments	15,467	12,348	58,091
Deferred income taxes	—	3,460	110,849

Total liabilities	7,362,713	6,699,467	6,074,001

Shareholders’ equity	2,147,644	2,125,112	1,925,470

Total liabilities and shareholders’ equity	$9,510,357	$8,824,579	$7,999,471

Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$68,807	$33,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,998	42,319
Provision for loan losses	98,716	64,243
Deferred income taxes	1,468	401
Accretion of present value discount	(27,126)	(24,706)
Impairment of credit enhancement assets	91	13,255
Non-cash restructuring charges and other	(122)	1,950
Distributions from gain on sale Trusts, net of swap payments	100,282	82,292
Changes in assets and liabilities:
Other assets	38,264	21,568
Accrued taxes and expenses	4,796	(2,482)

Net cash provided by operating activities	294,174	232,165

Cash flows from investing activities:
Purchase of receivables	(1,178,422)	(821,265)
Principal collections and recoveries on receivables	700,716	453,639
Purchases of property and equipment	(635)	(1,454)
Net change in restricted cash and other	(307,306)	431,728

Net cash (used) provided by investing activities	(785,647)	62,648

Cash flows from financing activities:
Net change in warehouse credit facilities	521,532	101,178
Net change in whole loan purchase facility	—	(905,000)
Net change in securitization notes	130,213	567,922
Net change in senior notes and other	(8,292)	(17,844)
Repurchase of common stock	(67,831)	—
Proceeds from issuance of common stock	19,586	309

Net cash provided (used) by financing activities	595,208	(253,435)

Net increase in cash and cash equivalents	103,735	41,378
Effect of Canadian exchange rate changes on cash and cash equivalents	1,088	(314)
Cash and cash equivalents at beginning of period	421,450	316,921

Cash and cash equivalents at end of period	$526,273	$357,985

Other Financial Data

(Unaudited, Dollars in Thousands)

			Three Months Ended September 30,
			2004	2003
Loan originations			$1,084,786	$745,076
Loans securitized			874,318	1,011,050

Average on-book receivables			$6,952,426	$5,485,801
Average gain on sale receivables			4,727,627	8,946,712

Average managed receivables			$11,680,053	$14,432,513

	September 30, 2004	June 30, 2004	September 30, 2003
On-book receivables	$7,185,962	$6,782,280	$5,763,000
Gain on sale receivables	4,282,509	5,140,522	8,174,857

Managed receivables	$11,468,471	$11,922,802	$13,937,857

	September 30, 2004	June 30, 2004	September 30, 2003
On-book receivables:
Principal	$7,185,962	$6,782,280	$5,763,000
Allowance for loan losses and nonaccretable acquisition fees	(447,134)	(418,411)	(358,431)

	$6,738,828	$6,363,869	$5,404,569

	6.2%	6.2%	6.2%

	September 30, 2004	June 30, 2004	September 30, 2003
Loan delinquency:
On-book:
(% of ending on-book receivables)
31 – 60 days	4.7%	4.2%	4.7%
Greater than 60 days	1.9	1.6	1.8

Total	6.6%	5.8%	6.5%

Gain on sale:
(% of ending gain on sale receivables)
31 – 60 days	9.7%	9.0%	9.5%
Greater than 60 days	4.1	3.4	3.8

Total	13.8%	12.4%	13.3%

Total portfolio:
(% of ending managed receivables)
31 – 60 days	6.6%	6.3%	7.6%
Greater than 60 days	2.7	2.3	2.9

Total	9.3%	8.6%	10.5%

	Three Months Ended September 30,
	2004	2003
Net charge-offs: (1)
On-book	$74,981	$56,420
Gain on sale	111,312	221,413

	$186,293	$277,833

Net charge-offs as a percent of average managed receivables	6.3%	7.6%

(1)	Charge-offs for the periods ended after September 30, 2003, are not comparable to charge-offs for periods prior due to the change in the Company’s repossession charge-off policy implemented during the quarter ended December 31, 2003.

The Company evaluates the profitability of its lending activities based partly upon the net margin related to its managed auto loan portfolio, including on-book and gain on sale receivables. The Company uses this information to analyze trends in the components of the profitability of its managed auto portfolio. Analysis of net margin on a managed basis allows the Company to determine which origination channels and loan products are most profitable, guides the Company in making pricing decisions for loan products and indicates if sufficient spread exists between the Company’s revenues and cost of funds to cover operating expenses and achieve corporate profitability objectives. Additionally, net margin on a managed basis facilitates comparisons of results between the Company and other finance companies (i) that do not securitize their receivables or (ii) due to the structure of their securitization transactions, are not required to account for the securitization of their receivables as a sale. The Company routinely securitizes its receivables and prior to October 1, 2002, recorded a gain on the sale of such receivables. The net margin on a managed basis presented below assumes that all securitized receivables have not been sold and are still on the Company’s consolidated balance sheet. Accordingly, no servicing income would have been recognized. Instead, finance charges would be recognized over the life of the securitized receivables as earned, and interest and other costs related to the asset-backed securities would be recognized as incurred.

	Three Months Ended September 30,
	2004	2003
Finance charge income	$487,018	$592,464
Other income	18,293	16,792
Interest expense	(114,507)	(198,834)

Net margin	$390,804	$410,422

	Three Months Ended September 30,
	2004	2003
Finance charge income	16.6%	16.3%
Other income	0.6	0.5
Interest expense	(3.9)	(5.5)

Net margin as a percent of average managed receivables	13.3%	11.3%

	Three Months Ended September 30,
	2004	2003
Operating expenses	$74,001	$80,984
Operating expenses as a percent of average managed receivables	2.5%	2.2%
Tax rate	37.00%	37.75%

The following is a reconciliation of finance charge income as reflected on the Company’s consolidated income statements to the Company’s managed basis finance charge income:

	Three Months Ended September 30,
	2004	2003
Finance charge income per consolidated income statements	$269,928	$211,772
Adjustments to reflect finance charge income earned on receivables in gain on sale Trusts	217,090	380,692

Managed basis finance charge income	$487,018	$592,464

The following is a reconciliation of other income as reflected on the Company’s consolidated income statements to the Company’s managed basis other income:

	Three Months Ended September 30,
	2004	2003
Other income per consolidated income statements	$10,671	$7,481
Adjustments to reflect investment income earned on cash in gain on sale Trusts	2,131	1,957
Adjustments to reflect other income earned on receivables in gain on sale Trusts	5,491	7,354

Managed basis other income	$18,293	$16,792

The following is a reconciliation of interest expense as reflected on the Company’s consolidated income statements to the Company’s managed basis interest expense:

	Three Months Ended September 30,
	2004	2003
Interest expense per consolidated income statements	$57,516	$88,744
Adjustments to reflect interest expense incurred by gain on sale Trusts	56,991	110,090

Managed basis interest expense	$114,507	$198,834

Contact:

Investor Relations		Media Relations
Kim Pulliam	Jason Landkamer	John Hoffmann
(817) 302-7009	(817) 302-7811	(817) 302-7627